EXHIBIT (a)(5)(A)

Rogers Communications Mails Exchange Offer to Public Shareholders of Rogers Wireless

TORONTO - PRNewswire-FirstCall - Nov. 25

TORONTO, Nov. 25 /PRNewswire-FirstCall/ -- Rogers Communications Inc. ("RCI") and Rogers Wireless Communications Inc. ("RWCI") jointly announced today that RCI has mailed to minority shareholders of RWCI its previously announced offer to purchase all of the outstanding RWCI Restricted Voting shares owned by the public ("the Offer"). RCI is offering 1.75 RCI Class B Non- Voting Shares for each RWCI Restricted Voting share. The Offer expires at midnight (local time) on December 30, 2004.

RWCI's Directors' Circular was mailed to shareholders together with RCI's Offer. The Board of Directors of RWCI has concluded that the Offer is fair and reasonable to minority shareholders of RWCI and has recommended that shareholders tender their shares to the Offer. Completion of the Offer is subject to customary conditions, including, the absence of any adverse material change in respect of RWCI and the absence of material disruption in financial markets.

The Offer is not being, and will not be, made in any jurisdiction where not permitted by law. RCI and RWCI urge U.S. holders of RWCI Restricted Voting shares to read the solicitation/recommendation statement on schedule 14D-9, the Tender Offer Statement on Schedule TO and the Registration Statement on Form F-10 related to the Offer, as well as the other documents that have been filed with the Securities and Exchange Commission ("SEC"), as these documents contain important information to assist shareholders in making an informed investment decision.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be, any sale of securities in any jurisdiction in which the Offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made in the U.S. except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

RCI and RWCI have filed the Offer to purchase and Directors' Circular and related documents on SEDAR and in the United States with the SEC. Investors are urged to read these materials because they contain important information. Investors may obtain a free copy of these materials on SEDAR and with the SEC concerning RCI and RWCI at http://www.sedar.com/ and http://www.sec.gov/.

Cautionary Statement Regarding Forward Looking Information:

This news release includes certain forward looking statements that involve risks and uncertainties. We caution that actual future events will be affected by a number of factors, many of which are beyond our control, and therefore may vary substantially from what we currently foresee. We are under no obligation to (and expressly disclaim any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise. Important additional information identifying risks and uncertainties is contained in our most recent Annual Reports and Annual Information Forms filed with the applicable Canadian securities regulatory authorities and the SEC.

About the Companies:

Rogers Communications Inc. (TSX: RCI; NYSE: RG) is a diversified Canadian communications and media company. It is engaged in cable television, high-speed Internet access and video retailing through Canada's largest cable television provider, Rogers Cable Inc.; in wireless voice and data communications services through Canada's largest wireless provider and the only provider operating on the GSM/GPRS world standard technology platform, Rogers Wireless Communications Inc.; and in radio, television broadcasting, televised shopping and publishing businesses through Rogers Media Inc.

Rogers Wireless Communications Inc. (TSX: RCM; NYSE: RCN) is Canada's leading provider of wireless services and operates Canada's largest integrated wireless voice and data network, providing advanced voice and wireless data solutions to customers from coast to coast on its GSM/GPRS network, the world standard wireless communications technology. Giving effect to the recent acquisition of Microcell Telecommunications, Rogers Wireless has over 5.5 million customers, and has offices in Canadian cities across the country. Rogers Wireless Communications Inc. is approximately 89% owned by Rogers Communications Inc.